Exhibit 99.1

FOR IMMEDIATE RELEASE August 7, 2013	CONTACTS:
	News Media Ruben Rodriguez	(202) 624-6620

	Financial Community Douglas Bonawitz	(202) 624-6129

WGL Holdings, Inc. Reports Third Quarter Fiscal Year 2013 Financial Results;

Affirms Fiscal Year 2013 Non-GAAP Guidance

—	Consolidated earnings per share — $(0.19) per share vs. $0.14 per share for the same quarter of the prior year

—	Consolidated non-GAAP operating earnings per share — $(0.03) per share vs. $0.08 per share for the same quarter of prior year

—	Earnings Guidance for fiscal year 2013 — affirming a range from $2.42 to $2.54 per share for non-GAAP operating earnings and updating GAAP earnings to a range of $2.16 to $2.28 per share

Consolidated Results

WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported a net loss determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the quarter ended June 30, 2013 of $(10.0) million, or $(0.19) per share, compared to net income of $7.5 million, or $0.14 per share, reported for the quarter ended June 30, 2012.

For the nine months of fiscal year 2013, we reported net income determined in accordance with GAAP of $131.9 million, or $2.55 per share, compared to net income of $132.1 million, or $2.56 per share, reported for the comparative period of fiscal year 2012. Our operations are seasonal and, accordingly, our operating results for the three and nine months ended June 30, 2013, are not indicative of the results expected for the 12 months ending September 30, 2013.

Financial performance is also evaluated based on non-GAAP operating earnings (loss). Non-GAAP operating earnings (loss) adjusts for the effects of applying GAAP to certain transactions or classes of transactions that are not representative of the on-going operating earnings of the company. Refer to “Use of Non-GAAP Operating Earnings (Loss)” and supporting reconciliations attached to this news release for a detailed discussion of management’s use of non-GAAP operating earnings, as well as reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results.

For the quarter ended June 30, 2013, non-GAAP operating losses were $(1.6) million, or $(0.03) per share, compared to non-GAAP operating earnings of $4.0 million, or $0.08 per share, for the same quarter of the prior fiscal year. For the nine months ended June 30,

2013, non-GAAP operating earnings were $148.0 million, or $2.86 per share, an increase of $4.6 million, or $0.08 per share, over non-GAAP operating earnings of $143.4 million, or $2.78 per share, for the same period of the prior fiscal year.

“I am pleased to announce third quarter and year to date results that leave us positioned to deliver on our long-term 7% earnings growth plan,” said Terry McCallister, Chairman and Chief Executive Officer of WGL Holdings. “For the remainder of fiscal year 2013, we are affirming our previously announced range of corporate non-GAAP guidance. Although our non-utility businesses will be challenged to meet our expectations this year, mostly due to underperformance at our wholesale solutions business, our regulated utility is on pace to exceed our expectations this year. The recent decision in the District of Columbia rate case, continued success in deploying solar solutions and our announced participation in the Constitution Pipeline are all examples of our focus on driving earnings growth from regulated and utility-like investments.”

Third Quarter Results by Business Segment

Regulated Utility Segment

We typically report a net loss for quarters ending June 30 because of the seasonal nature of our utility operations and the corresponding reduced demand for natural gas during this period. For the quarter ended June 30, 2013, our regulated utility segment reported a seasonal net loss of $(4.3) million, or $(0.08) per share, compared to a net loss of $(5.8) million, or $(0.11) per share, reported for the same quarter of the prior fiscal year. After adjustments, non-GAAP operating losses for the regulated utility segment were $(3.1) million, or $(0.06) per share, for the quarter ended June 30, 2013, compared to non-GAAP operating losses of $(4.1) million, or $(0.08) per share, for the same quarter of the prior fiscal year. Non-GAAP operating earnings reflect higher revenues from customer growth and rate mechanisms, such as asset optimization sharing and accelerated pipeline replacement surcharges. Partially offsetting these favorable variances were certain increased operating costs, such as employee benefit expenses.

For the nine months ended June 30, 2013, our regulated utility segment reported net income of $111.5 million, or $2.15 per share, compared to net income of $110.9 million, or $2.15 per share, reported for the nine months ended June 30, 2012. After adjustments, non-GAAP operating earnings for the regulated utility segment were $122.0 million, or $2.36 per share, for the nine months ended June 30, 2013, compared to non-GAAP operating earnings of $117.1 million, or $2.27 per share, for the same period of the prior fiscal year. Non-GAAP operating earnings reflect higher revenues from customer growth, and rate mechanisms, such as asset optimization sharing and accelerated pipeline replacement surcharges. Lower interest expense and a lower effective tax rate also contributed to higher earnings. For the year to date period, higher operating costs from employee benefits and other items were partially offset by lower uncollectible expense.

Retail Energy-Marketing Segment

For the quarter ended June 30, 2013, the retail energy-marketing segment reported a net loss of $(4.2) million, or $(0.08) per share, compared to net income of $19.7 million, or $0.38 per share, reported for the same quarter of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $6.2 million, or $0.12 per share, for the quarter ended June 30, 2013, compared to non-GAAP operating earnings of $9.0 million, or $0.17 per share, for the same quarter of the prior fiscal year. Non-GAAP operating earnings reflect lower realized electric margins due to higher supply charges from the regional power grid operator (PJM). Operating expenses were higher as a result of costs associated with a change in benefits plans and an increase in customer acquisition costs.

For the nine months ended June 30, 2013, the retail energy-marketing segment reported net income of $30.5 million, or $0.59 per share, an increase of $5.5 million, or $0.11 per share, over net income of $25.0 million, or $0.48 per share, reported for the same period of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $29.9 million, or $0.58 per share, for the nine months ended June 30, 2013, an increase of $2.6 million, or $0.05 per share, over non-GAAP operating earnings of $27.3 million, or $0.53 per share, for the same period of the prior fiscal year. The increase in non-GAAP operating earnings reflects higher realized gas margins attributable to higher volumes due to colder weather and higher unit margins on portfolio optimization activity. Realized electric margins were lower due to higher overall supply charges from PJM and unfavorable timing on margin recognition. Operating expenses declined primarily due to lower customer acquisition expenses and lower costs from Purchase of Receivables (POR) programs.

The quarterly pattern of margin recognition that the retail energy-marketing segment realizes varies from year to year.

Commercial Energy Systems Segment

For the quarter ended June 30, 2013, the commercial energy systems segment reported net income of $0.3 million, compared to $0.7 million, or $0.01 per share, for the same quarter of the prior fiscal year. Net income for the quarter declined due to lower income from government agency customers and the timing of revenues recognized from the sale of renewable energy credits. For the nine months ended June 30, 2013, the commercial energy systems segment reported net income of $1.9 million, or $0.04 per share, compared to net income of $1.5 million, or $0.03 per share, for the same period of the prior fiscal year. Net income for the nine months ended June 30, 2013, was higher primarily due to higher revenue and returns from our investments in commercial and residential solar assets. There were no non-GAAP adjustments for this segment for any of the periods presented.

Wholesale Energy Solutions Segment

For the quarter ended June 30, 2013, the wholesale energy solutions segment reported net income of $1.1 million, or $0.02 per share, compared to a net loss of $(6.0) million, or $(0.12) per share, for the same quarter of the prior fiscal year. Non-GAAP operating losses for the wholesale energy solutions segment were $(2.9) million, or $(0.06) per share, compared to non-GAAP operating losses of $(0.5) million, or $(0.01) per share, for the same period of the prior fiscal year.

For the nine months ended June 30, 2013, the wholesale energy solutions segment reported a net loss of $(7.0) million, or $(0.14) per share, compared to a net loss of $(3.4) million, or $(0.07) per share, for the same period of the prior fiscal year. Wholesale energy solutions reported non-GAAP operating losses of $(1.5) million, or $(0.03) per share, compared to a non-GAAP operating loss of $(0.7) million, or $(0.01) per share, for the same period of the prior fiscal year. The non-GAAP comparisons for both the quarter and year-to-date reflect compressed storage spreads and higher operation and maintenance expense as a result of new storage arrangements and consulting fees related to the investment in the Constitution Pipeline.

Other Activities

For the quarter ended June 30, 2013, other activities reported a net loss of $(2.8) million, or $(0.05) per share, compared to a net loss of $(1.1) million, or $(0.02) per share, for the same quarter of the prior fiscal year. Non-GAAP operating losses for other activities were $(2.2) million, or $(0.03) per share, compared to non-GAAP operating losses of $(1.1) million, or $(0.01) per share, for the same period of the prior fiscal year.

For the nine months ended June 30, 2013, other activities reported a net loss of $(5.0) million, or $(0.09) per share, compared to a net loss of $(1.8) million, or $(0.03) per share, for the same period of the prior fiscal year. Other activities reported non-GAAP operating losses of $(4.4) million, or $(0.09) per share, compared to a non-GAAP operating loss of $(1.8) million, or $(0.04) per share, for the same period of the prior fiscal year. The non-GAAP comparisons for both the quarter and year-to-date reflect our corporate branding initiative costs and an increase in our on-going business development activities as well as the timing of certain intercompany tax allocations.

Earnings Outlook

We are affirming our non-GAAP consolidated earnings estimate for fiscal year 2013 in a range of $2.42 per share to $2.54 per share and updating our GAAP earnings estimate for fiscal year 2013 to a range of $2.16 per share to $2.28 per share. Refer to the “Reconciliation of GAAP Earnings Guidance to Non-GAAP Earnings Guidance” attached to this press release for a reconciliation of our GAAP earnings per share estimate to our estimate based on non-GAAP operating earnings per share.

We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance. For the assumptions underlying this guidance, please refer to the slides accompanying our webcast that will be posted to the WGL Holdings website, www.wglholdings.com.

Other Information

We will hold a conference call at 10:30 a.m. Eastern Time on August 8, 2013, to discuss our third quarter fiscal year 2013 financial results. The live conference call will be available to the public via a link located on the WGL Holdings website, www.wglholdings.com. To hear the live webcast, click on the “Webcast” link located on the home page of the referenced site. The webcast and related slides will be archived on the WGL Holdings website through September 6, 2013.

Headquartered in Washington, D.C., WGL Holdings, Inc. has four operating segments: (i) the regulated utility segment which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail energy-marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity; (iii) the commercial energy systems segment which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients, commercial solar projects, and the operations of WGSW, a holding company formed to invest in alternative energy assets and (iv) the wholesale energy solutions segment which consists of Capitol Energy Ventures Corp., an asset optimization business that acquires, manages and optimizes natural gas storage and transportation assets. Additional information about WGL Holdings, Inc. is available on our website, www.wglholdings.com.

Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.

Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results, as well as reconciliations of our GAAP earnings guidance to our non-GAAP earnings guidance.

Forward-Looking Statements

This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.

Consolidated Balance Sheets

(In thousands)	June 30, 2013	September 30, 2012

ASSETS	(Unaudited)
Property, Plant and Equipment
At original cost	$3,977,013	$3,807,036
Accumulated depreciation and amortization	(1,192,999)	(1,139,623)

Net property, plant and equipment	2,784,014	2,667,413

Current Assets
Cash and cash equivalents	7,826	10,263
Accounts receivable, net	372,890	369,907
Storage gas	306,949	283,008
Other	118,608	169,583

Total current assets	806,273	832,761

Deferred Charges and Other Assets	598,429	610,773

Total Assets	$4,188,716	$4,110,947

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,345,132	$1,269,556
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	552,680	589,202

Total capitalization	1,925,985	1,886,931

Current Liabilities
Notes payable and current maturities of long-term debt	201,400	247,718
Accounts payable and other accrued liabilities	297,822	270,387
Other	235,450	238,910

Total current liabilities	734,672	757,015

Deferred Credits	1,528,059	1,467,001

Total Capitalization and Liabilities	$4,188,716	$4,110,947

WGL Holdings, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,

(In thousands, except per share data)	2013	2012	2013	2012

OPERATING REVENUES
Utility	$177,292	$160,681	$1,052,399	$985,528
Non-utility	300,826	277,645	1,003,838	1,019,999

Total Operating Revenues	478,118	438,326	2,056,237	2,005,527

OPERATING EXPENSES
Utility cost of gas	56,549	40,926	443,720	384,710
Non-utility cost of energy-related sales	285,306	235,664	908,195	927,640
Operation and maintenance	91,990	89,054	263,493	255,735
Depreciation and amortization	24,392	25,184	77,240	73,530
General taxes and other assessments	28,862	26,965	122,110	111,043

Total Operating Expenses	487,099	417,793	1,814,758	1,752,658

OPERATING INCOME (LOSS)	(8,981)	20,533	241,479	252,869
Other Income (Expense) — Net	(6)	1,228	1,490	4,222
Interest Expense	8,886	9,559	27,030	28,902

INCOME (LOSS) BEFORE INCOME TAXES	(17,873)	12,202	215,939	228,189
INCOME TAX EXPENSE (BENEFIT)	(8,188)	4,415	83,071	95,125

NET INCOME (LOSS)	(9,685)	7,787	132,868	133,064
Dividends on Washington Gas Light Company preferred stock	330	330	990	990

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(10,015)	$7,457	$131,878	$132,074

AVERAGE COMMON SHARES OUTSTANDING
Basic	51,721	51,553	51,678	51,499
Diluted	51,721	51,632	51,785	51,574

EARNINGS PER AVERAGE COMMON SHARE
Basic	$(0.19)	$0.14	$2.55	$2.56
Diluted	$(0.19)	$0.14	$2.55	$2.56

Net Income (Loss) Applicable To Common Stock — By Segment ($000):

Regulated utility	$(4,305)	$(5,846)	$111,501	$110,911

Non-utility operations:
Retail energy-marketing	(4,216)	19,666	30,485	24,976
Commercial energy systems	253	731	1,940	1,460
Wholesale energy solutions	1,085	(5,958)	(7,040)	(3,443)
Other activities	(2,832)	(1,136)	(5,008)	(1,830)

Total non-utility	(5,710)	13,303	20,377	21,163

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(10,015)	$7,457	$131,878	$132,074

WGL Holdings, Inc.

Consolidated Financial and Operating Statistics

(Unaudited)

FINANCIAL STATISTICS

	Twelve Months Ended June 30

	2013	2012

Closing Market Price — end of period	$43.22	$39.75
52-Week Market Price Range	$46.22-$35.96	$44.99-$34.71
Price Earnings Ratio	16.0	20.2
Annualized Dividends Per Share	$1.68	$1.60
Dividend Yield	3.9%	4.0%
Return on Average Common Equity	10.6%	8.0%
Total Interest Coverage (times)	7.2	5.5
Book Value Per Share — end of period	$26.00	$24.86
Common Shares Outstanding — end of period (thousands)	51,738	51,573

UTILITY GAS STATISTICS

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,

(In thousands)	2013	2012	2013	2012	2013	2012

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$100,013	$93,437	$679,224	$631,173	$745,725	$689,063
Commercial and Industrial — Firm	24,936	20,496	157,247	137,258	175,519	154,905
Commercial and Industrial — Interruptible	482	199	2,291	1,398	2,478	1,758
Electric Generation	275	275	825	825	1,100	1,100

	125,706	114,407	839,587	770,654	924,822	846,826

Gas Delivered for Others
Firm	33,928	28,663	152,897	152,976	173,532	174,567
Interruptible	9,945	9,606	43,089	38,256	50,957	46,221
Electric Generation	199	345	380	489	618	694

	44,072	38,614	196,366	191,721	225,107	221,482

	169,778	153,021	1,035,953	962,375	1,149,929	1,068,308
Other	7,514	7,660	16,446	23,153	26,297	32,743

Total	$177,292	$160,681	$1,052,399	$985,528	$1,176,226	$1,101,051

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,

(In thousands of therms)	2013	2012	2013	2012	2013	2012

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	72,309	60,617	625,359	503,464	662,101	533,186
Commercial and Industrial — Firm	23,072	19,322	163,947	132,965	180,497	146,847
Commercial and Industrial — Interruptible	399	303	2,470	1,785	2,727	2,272

	95,780	80,242	791,776	638,214	845,325	682,305

Gas Delivered for Others
Firm	74,326	74,261	437,416	387,090	487,024	426,730
Interruptible	50,399	49,475	227,460	199,815	270,676	243,942
Electric Generation	55,283	188,382	120,854	231,393	232,776	304,546

	180,008	312,118	785,730	818,298	990,476	975,218

Total	275,788	392,360	1,577,506	1,456,512	1,835,801	1,657,523

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	99,463	96,778	630,482	529,137	711,764	597,289

Number of Customers (end of period)	168,600	180,900	168,600	180,900	168,600	180,900

Electricity Sales
Electricity Sales (thousands of kWhs)	3,012,996	2,991,265	8,861,579	8,400,227	12,256,224	11,447,330

Number of Accounts (end of period)	178,200	202,200	178,200	202,200	178,200	202,200

UTILITY GAS PURCHASED EXPENSE (excluding asset optimization)	54.85 ¢	53.49 ¢	54.05 ¢	60.98 ¢	53.68 ¢	62.53 ¢

HEATING DEGREE DAYS

Actual	300	224	3,760	3,031	3,765	3,045
Normal	299	302	3,762	3,786	3,775	3,778
Percent Colder (Warmer) than Normal	0.3%	(25.8)%	(0.1)%	(19.9)%	(0.3)%	(19.4)%

Average Active Customer Meters	1,107,472	1,096,156	1,104,145	1,093,293	1,101,701	1,091,260

WGL HOLDINGS, INC.

USE OF NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

The attached reconciliations are provided to clearly identify adjustments made to net income calculated in accordance with GAAP to derive non-GAAP operating earnings (loss). Management believes non-GAAP operating earnings (loss) provides a more meaningful representation of our earnings from ongoing operations by adjusting for the effects of: (i) unrealized mark-to-market gains and losses from energy-related derivatives for our regulated utility and retail marketing segments; (ii) unrealized gains (losses) on certain derivatives for the long-term purchase of natural gas for the wholesale energy solutions segment; (iii) certain gains and losses associated with optimizing the utility segment’s capacity assets; (iv) changes in the measured value of our inventory for our wholesale energy solutions segment; (v) the financial effects of warmer-than-normal/colder-than-normal weather that exceeds weather protection for our regulated utility segment; (vi) incremental legal and consulting costs associated with business development activities and (vii) certain unusual transactions. This presentation facilitates analysis by providing a consistent and comparable measure to help management, investors and analysts better understand and evaluate our operating results and performance trends, to forecast future results and assist in analyzing period-to-period comparisons. Additionally, we use this non-GAAP measure to report to the board of directors and to evaluate management’s performance. The economic substance underlying our adjustments to calculate non-GAAP operating earnings (loss) is as follows:

•

We exclude unrealized mark-to-market adjustments for our energy-related derivatives for our regulated utility and retail energy-marketing operations as well as certain derivatives for the long-term purchase of natural gas for the wholesale energy solutions segment to provide a more transparent and accurate view of the ongoing financial results of our operations and, for the regulated utility segment, to be consistent with regulatory sharing requirements. For our regulated utility segment, we use derivatives to substantially lock in a future profit. This profit does not change even though the unrealized fair value of the underlying derivatives may change period-to-period, until settlement. Additionally, for the regulated utility segment, sharing with customers is based on realized profit, and does not factor in unrealized gains and losses. For our retail energy-marketing segment, we use derivatives to lock in a price for energy supplies to match future retail sales commitments. These derivatives are subject to mark-to-market treatment, while most of the corresponding retail sales contracts are not. For the wholesale energy solutions segment, we have entered into certain long-term natural gas purchase agreements which are accounted for as derivatives. These agreements were entered into to take advantage of potential basis spreads, not to hedge inventory. When the natural gas is delivered in the future, any gains and losses from the physical sale of that gas will be recognized. With the exception of certain transactions related to the optimization of system capacity assets as discussed below, when these derivatives settle, the realized economic impact is reflected in our non-GAAP operating results, as we are only removing interim unrealized mark-to-market amounts.

•

We adjust for certain gains and losses associated with the optimization of the regulated utility segment’s capacity assets. Transactions to optimize our system storage capacity assets are structured to lock in a profit that is recognized, for regulatory purposes, as the natural gas is delivered to end-use customers. These transactions may result in gains and losses that consist of: (i) the settlement of physical and financial derivatives related to the management of our storage inventory and (ii) lower-of-cost or market adjustments from the difference between the cost of physical inventory compared to the amount realized through rates when the inventory is ultimately delivered to customers. In our GAAP results, due to timing differences between when the physical and financial transactions settle, and when the natural gas is sold to the end-use customer, gains and losses associated with our storage optimization strategy may be spread across different reporting periods. For purposes of calculating non-GAAP operating earnings (loss), gains and losses associated with these transactions are included in the reporting period when the gas is delivered to the end-use customer and the ultimate profit is realized for regulatory purposes. These adjustments reflect a better matching between the economic costs and benefits of the overall optimization strategy.

•

We also exclude valuation adjustments to the carrying value of non-system natural gas storage inventory in our regulated utility segment. This inventory is held solely to support asset optimization transactions. Valuation adjustments to reflect lower-of-cost or market under current accounting standards may not be representative of the margins that will be realized and shared with our utility ratepayers. Non-GAAP earnings reflect actual margins realized based on the unadjusted historical cost in storage when inventory is withdrawn and sold.

•

Our non-utility wholesale energy solutions segment owns natural gas storage inventory in connection with its asset optimization strategies. Certain storage inventory is economically hedged with physical sales contracts. We adjust the value of that inventory using the same forward price that is used to calculate the fair value of the related physical sales contracts under derivative accounting requirements. The remaining storage optimization inventory is valued using delivered market prices for the month following the end of the reporting period. This adjustment also includes the estimated effects of certain sharing mechanisms on all of our non-GAAP unrealized gains and losses. Adjusting our storage optimization inventory in this fashion allows our reported non-GAAP earnings to better align with the settlement of both our physical and financial transactions and allows investors and management to better analyze the results of our non-utility asset optimization strategies.

•

Washington Gas has a weather protection strategy designed to neutralize the estimated financial effects of weather. To the extent, however, the financial effects of warm or cold weather exceed our weather protection, we will exclude these effects from non-GAAP operating earnings (loss). Utilization of normal weather is an industry standard, and it is our practice to

WGL HOLDINGS, INC.

USE OF NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

evaluate our rate-regulated revenues by utilizing normal weather and to provide estimates and guidance on the basis of normal weather.

•

We exclude certain incremental legal and consulting costs associated with business development activities. These costs are unpredictable and may vary greatly with each opportunity. Management believes by excluding these costs, it allows both management and investors to better compare, analyze and forecast the performance of our revenue generating operations.

•	We exclude certain unusual transactions that may be the result of regulatory or legal decisions, or items that we may deem outside of the ordinary course of business.

There are limits in using non-GAAP operating earnings (loss) to analyze our results, as they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, using non-GAAP operating earnings (loss) per share to analyze our earnings may have limited value as it excludes certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to net income, the most directly comparable GAAP financial measure.

WGL HOLDINGS, INC. (Consolidating by Segment)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

Three Months Ended June 30, 2013

(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Wholesale Energy Solutions	Other Activities*	Consolidated

GAAP net income (loss)	$(4,305)	$(4,216)	$253	$1,085	$(2,832)	$(10,015)
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market loss on energy-related derivatives (b)	2,766	10,465	-	7,121	-	20,352
Storage optimization program (c)	(492)	-	-	-	-	(492)
Weather derivative products (d)	129	-	-	-	-	129
Change in measured value of inventory (e)	-	-	-	(11,074)	-	(11,074)
Competitive service provider imbalance cash settlement (f)	(118)	-	-	-	-	(118)
Net insurance proceeds (g)	(1,031)	-	-	-	-	(1,031)
Incremental professional services fees (h)	-	-	-	-	637	637

Non-GAAP operating earnings (loss)	$(3,051)	$6,249	$253	$(2,868)	$(2,195)	$(1,612)

GAAP diluted earnings (loss) per average common share (51,721 shares)	$(0.08)	$(0.08)	$-	$0.02	$(0.05)	$(0.19)
Per share effect of non-GAAP adjustments	0.02	0.20	-	(0.08)	0.02	0.16

Non-GAAP operating earnings (loss) per share	$(0.06)	$0.12	$-	$(0.06)	$(0.03)	$(0.03)

Three Months Ended June 30, 2012

(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Wholesale Energy Solutions	Other Activities*	Consolidated

GAAP net income (loss)	$(5,846)	$19,666	$731	$(5,958)	$(1,136)	$7,457
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market gain on energy-related derivatives (b)	(1,590)	(10,709)	-	-	-	(12,299)
Storage optimization program (c)	93	-	-	-	-	93
Weather derivative products (d)	51	-	-	-	-	51
Change in measured value of inventory (e)	-	-	-	5,421	-	5,421
DC weather impact (i)	221	-	-	-	-	221
Impairment loss on Springfield Operations Center (j)	3,012	-	-	-	-	3,012

Non-GAAP operating earnings (loss)	$(4,059)	$8,957	$731	$(537)	$(1,136)	$3,956

GAAP diluted earnings (loss) per average common share (51,632 shares)	$(0.11)	$0.38	$0.01	$(0.12)	$(0.02)	$0.14
Per share effect of non-GAAP adjustments	0.03	(0.21)	-	0.11	0.01	(0.06)

Non-GAAP operating earnings (loss) per share	$(0.08)	$0.17	$0.01	$(0.01)	$(0.01)	$0.08

Nine Months Ended June 30, 2013

(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Wholesale Energy Solutions	Other Activities*	Consolidated

GAAP net income (loss)	$111,501	$30,485	$1,940	$(7,040)	$(5,008)	$131,878
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market loss (gain) on energy-related derivatives (b)	11,617	(997)	-	7,121	-	17,741
Storage optimization program (c)	570	-	-	-	-	570
Weather derivative products (d)	(153)	-	-	-	-	(153)
Change in measured value of inventory (e)	-	-	-	(1,531)	-	(1,531)
Competitive service provider imbalance cash settlement (f)	(488)	369	-	-	-	(119)
Net insurance proceeds (g)	(1,031)	-	-	-	-	(1,031)
Incremental professional services fees (h)	-	-	-	-	637	637

Non-GAAP operating earnings (loss)	$122,016	$29,857	$1,940	$(1,450)	$(4,371)	$147,992

GAAP diluted earnings (loss) per average common share (51,785 shares)	$2.15	$0.59	$0.04	$(0.14)	$(0.09)	$2.55
Per share effect of non-GAAP adjustments	0.21	(0.01)	-	0.11	-	0.31

Non-GAAP operating earnings (loss) per share	$2.36	$0.58	$0.04	$(0.03)	$(0.09)	$2.86

Nine Months Ended June 30, 2012

(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Wholesale Energy Solutions	Other Activities*	Consolidated

GAAP net income (loss)	$110,911	$24,976	$1,460	$(3,443)	$(1,830)	$132,074
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market loss (gain) on energy-related derivatives (b)	(2,475)	2,370	-	-	-	(105)
Storage optimization program (c)	1,072	-	-	-	-	1,072
Weather derivative products (d)	(363)	-	-	-	-	(363)
Change in measured value of inventory (e)	-	-	-	2,787	-	2,787
DC weather impact (i)	2,078	-	-	-	-	2,078
Impairment loss on Springfield Operations Center (j)	3,012	-	-	-	-	3,012
Regulatory asset write off - tax effect of Medicare Part D (k)	2,827	-	-	-	-	2,827

Non-GAAP operating earnings (loss)	$117,062	$27,346	$1,460	$(656)	$(1,830)	$143,382

GAAP diluted earnings (loss) per average common share (51,574 shares)	$2.15	$0.48	$0.03	$(0.07)	$(0.03)	$2.56

WGL HOLDINGS, INC. (Consolidating by Segment)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

Per share effect of non-GAAP adjustments	0.12	0.05	-	0.06	(0.01)	0.22

Non-GAAP operating earnings (loss) per share	$ 2.27	$ 0.53	$ 0.03	$ (0.01)	$ (0.04)	$ 2.78

*	Per share amounts may include adjustments for rounding

(Footnote references are described on the following page.)

WGL HOLDINGS, INC. (Consolidated by Quarter)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

Fiscal Year 2013

	Quarterly Period Ended(l)

(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year

GAAP net income (loss)	$52,388	$89,505	$(10,015)		$131,878
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market loss (gain) on energy-related derivatives (b)	4,150	(6,761)	20,352		17,741
Storage optimization program (c)	(90)	1,152	(492)		570
Weather derivative products (d)	143	(425)	129		(153)
Change in the measured value of inventory (e)	2,271	7,272	(11,074)		(1,531)
Competitive service provider imbalance cash settlement (f)	-	(1)	(118)		(119)
Net insurance proceeds (g)	-	-	(1,031)		(1,031)
Incremental professional services fees (h)	-	-	637		637

Non-GAAP operating earnings (loss)	$58,862	$90,742	$(1,612)		$147,992

Diluted average common shares outstanding	51,688	51,828	51,721		51,785

GAAP diluted earnings (loss) per average common share	$1.01	$1.73	$(0.19)		$2.55
Per share effect of non-GAAP adjustments	0.13	0.02	0.16		0.31

Non-GAAP operating earnings (loss) per share	$1.14	$1.75	$(0.03)		$2.86

Fiscal Year 2012

	Quarterly Period Ended(l)

(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year

GAAP net income	$50,438	$74,179	$7,457		$132,074
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market loss (gain) on energy-related derivatives (b)	11,997	197	(12,299)		(105)
Storage optimization program (c)	138	841	93		1,072
Weather derivative products (d)	(228)	(186)	51		(363)
Change in the measured value of inventory (e)	(4,238)	1,604	5,421		2,787
DC weather impact (i)	-	1,857	221		2,078
Impairment loss on Springfield Operations Center (j)	-	-	3,012		3,012
Regulatory asset write-off— tax effect Medicare Part D(k)	-	2,827	-		2,827

Non-GAAP operating earnings	$58,107	$81,319	$3,956		$143,382

Diluted average common shares outstanding	51,533	51,561	51,632		51,574

GAAP diluted earnings per average common share	$0.98	$1.44	$0.14		$2.56
Per share effect of non-GAAP adjustments	0.15	0.14	(0.06)		0.22

Non-GAAP operating earnings per share	$1.13	$1.58	$0.08		$2.78

Footnotes:

(a)	Non-GAAP adjustments are shown net of tax based on the composite tax rate for each segment. For the three and nine months ended June 30, 2013, the tax expenses related to the adjustments were $6.4 million and $10.4 million, respectively. For the three and nine months ended June 30, 2012, the tax expense (benefit) related to the adjustments were $5.5 million and $(2.8) million, respectively.
(b)	Adjustments to eliminate the change in the unrealized mark-to-market positions of our energy-related derivatives for regulated utility, retail energy-marketing, as well as certain derivatives for the long-term purchase of natural gas for the wholesale energy solutions segment that were recorded to income during the period. For the regulated utility segment, the portion of our unrealized mark-to-market gains and losses that are not recognized as being shared with customers are recorded directly to income for GAAP purposes. All unrealized mark-to-market gains and losses for the retail energy-marketing and wholesale energy solutions segments are recorded directly to income.

(c)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost or market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.

(d)	Represents weather derivatives that are recorded at fair value rather than being valued based on actual variations from normal weather. Thus, any portion of recorded fair value that is not directly offset by an increase/decrease in revenue due to weather is excluded for non-GAAP purposes.
(e)	Adjustments to reflect storage inventory at market or at a value based on the price used to value the physical forward sales contract that is economically hedging the storage inventory. This adjustment also includes the estimated effects of certain sharing mechanisms on all of our non-GAAP unrealized gains and losses.
(f)	Represents a refund to customers ordered by the Public Service Commission of Maryland (PSC of MD) in September 2011 associated with a cash settlement of gas imbalances with competitive service providers. The order remanded the matter to a hearing examiner to determine the amount of the refund as the difference between charges made to customers and the charges that would have been incurred had the imbalances been made up through volumetric adjustments.
(g)	Represents the net proceeds of an environmental insurance policy, net of current period environmental claims and regulatory sharing.
(h)	These costs include incremental legal and consulting costs in connection with business development activities. These costs are unpredictable and may vary greatly with each opportunity. Management believes by excluding these costs, it allows both management and investors to better compare, analyze and forecast the performance of our revenue generating opportunities.
(i)	Represents the financial effects of warm or cold weather that exceeds weather protection for our regulated utility segment.
(j)	During the third quarter of fiscal year 2012, Washington Gas recorded an impairment charge related to its Springfield Operations Center. Non-GAAP earnings have been adjusted to reflect a comparable measure in analyzing period-to-period comparisons.
(k)	In March 2010, the Patient Protection and Affordable Care Act (PPACA) eliminated future Medicare Part D tax benefits for Washington Gas’ tax years beginning after September 30, 2013. The deferred tax asset related to this benefit was reversed and a regulatory asset was established to reflect the probable recovery of higher future tax expense from customers. Based on positions taken by the Maryland Public Service Commission (PSC of MD) in Washington Gas’ rate case, the PSC of MD would not permit recovery of this asset.

WGL HOLDINGS, INC. (Consolidating by Quarter)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

(l)	Quarterly earnings per share may not sum to year-to-date or earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

WGL HOLDINGS, INC.

RECONCILIATION OF GAAP EARNINGS GUIDANCE TO

NON-GAAP EARNINGS GUIDANCE

FISCAL YEAR ENDING SEPTEMBER 30, 2013

Consolidated

	Low	High

GAAP Earnings Per Share Guidance Range	$2.16	$2.28
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	0.30	0.30
Change in measured value of inventory (b)	(0.03)	(0.03)
Net insurance proceeds (c)	(0.02)	(0.02)
Incremental professional services fees(d)	0.01	0.01

Non-GAAP Operating Earnings Per Share Guidance Range	$2.42	$2.54

Footnotes:

(a)	Represents the estimated reversal of certain of our existing unrealized mark-to-market positions related to our energy derivatives for regulated utility and retail energy-marketing that will be recorded to income during fiscal year 2013. For the regulated utility segment, the portion of our unrealized mark-to-market gains and losses that are not recognized as being shared with customers are recorded directly to income for GAAP purposes. All unrealized mark-to-market gains and losses for the retail-energy marketing segment are recorded directly to income.

(b)	Adjustments to reflect storage inventory at market or at a value based on the price used to value the physical forward sales contract that is economically hedging the storage inventory. This adjustment also includes the estimated effects of certain sharing mechanisms on all of our non-GAAP unrealized gains and losses.

(c)	Represents the net proceeds of an environmental insurance policy, net of current period environmental claims and regulatory sharing.
(d)	These costs include incremental legal and consulting costs in connection with business development activities. These costs are unpredictable and may vary greatly with each opportunity. Management believes by excluding these costs, it allows both management and investors to better compare, analyze and forecast the performance of our revenue generating opportunities.